Exhibit 99.1

SEPTEMBER 7, 2010

SAUER-DANFOSS INC. ANNOUNCES DEBT REFINANCING

•                  Provides Approximately $500 Million Capacity

•                  Lengthens Terms to 5 and 3 Years

•                  Substantially Lowers Ongoing Borrowing Costs

AMES, Iowa, USA, September 7, 2010 — Sauer-Danfoss Inc. (NYSE: SHS) today announced that it entered into a new Credit Agreement with Danfoss A/S.  The new Credit Agreement replaces the prior credit facility from Danfoss A/S that was set to expire on April 29, 2011.  Danfoss A/S is the Company’s majority stockholder.

The new Credit Agreement provides a 5-year term loan of approximately $200 million ($140 million and 45 million euro) and a 3-year revolving credit facility of approximately $300 million ($180 million and 90 million euro).  The term loan calls for fixed interest rates of 8.00% and 8.25% for the U.S. dollar and euro loans, respectively.  The revolving credit facility bears interest at the underlying base rate plus 3.90%.  The Company will pay an up-front fee of approximately $4.2 million.  In addition, the Company will pay approximately $1.7 million in prepayment penalties for early cancellation of the loans outstanding under the prior credit facility.  By paying off the previous loans early and re-borrowing at the lower rates under the new Credit Agreement, Sauer-Danfoss will save approximately $12.7 million of interest and commitment fees through April 29, 2011.

“The new Credit Agreement will substantially lower our ongoing borrowing costs compared to the prior agreement,” stated Jesper Christensen, Executive Vice President and Chief Financial Officer.  “The more favorable terms result from the Company’s improved financial position and the improvement of credit markets from a year ago.  We are pleased with the new Agreement because we believe it provides us with a secure financial foundation on which to build our business over the long term.”

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 2009 revenues of approximately $1.2 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-990-560
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com